Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment to the Registration Statement on Form S-1 (No. 333-221325) of GraniteShares Platinum Trust of our report dated August 21, 2020, with respect to the statement of assets and liabilities, including the schedule of investments, as of June 30, 2020, and the related statement of operations, statement of changes in net assets, and the financial highlights for the year then ended, and the related notes included in its 2020 annual report on Form 10-K; and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
December 18, 2020